                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------



          AMENDED AND RESTATED AGREEMENT made as of May 31, 1994, by and between National Steel corporation, a Delaware corporation (the "Company") and Robert M. Greer (the "Executive").

          WHEREAS, the Executive is employed by the Company pursuant to an Employment Agreement made on May 31, 1994 (the "Prior Agreement");

          WHEREAS, the parties desire to amend and restate the Prior Agreement;

          WHEREAS, the Board of Directors of the Company (the "Company Board") has approved and authorized the entry into this Agreement with the Executive; and

          WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

          NOW, THEREFORE, the parties agree as follows:

          1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company upon the terms and subject to the conditions set forth herein.

          2. Term. This Agreement is for the three-year period (the "Term") commencing on June 1, 1994 and terminating on the third anniversary of such date, or upon the Executive's earlier death, disability or other termination of employment pursuant to Section 11.

          3. Position. During the Term, the Executive shall serve as a Senior Vice President and Chief Financial Officer of the Company.

          4. Duties and Reporting Relationship. During the Term, the Executive shall, on a full time basis, use his skills and render services to the best of his abilities in performing his duties hereunder. In performance of such duties, the Executive shall be subject to supervision by the Chief Executive Officer, Chief Operating Officer and the Company Board.

          5. Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive
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offices of the Company, except for required travel on the Company's business.

          6. Inducement for Employment. As an inducement for the Executive's entering into the Agreement and undertaking to perform the services referred to in the Agreement, the Company shall grant to the Executive a non-qualified option (the "Option") to purchase 50,000 shares of Common Stock B, pursuant to the Company's Long Term Incentive Plan (the "LTIP"), subject to the terms and conditions set forth in the LTIP and the applicable stock option agreement, subject to the following terms and conditions:

               (i) the exercise price of the Option shall be $14;

               (ii) the Option shall become exercisable as to one-third (1/3) of the shares covered thereby on the first anniversary of the date hereof and as to an additional one-third (1/3) of such shares on each of the next two succeeding anniversaries of the date hereof;

               (iii) the Option shall expire on the earlier of the tenth anniversary of the date it is granted or the date the Executive's employment is terminated for any reason and may be exercised (to the extent it has become exercisable pursuant to clause (ii) above), in whole or in part (other than with respect to any fractional share), at any time prior to such expiration; provided, however, that the Option shall remain exercisable (to the extent it has become exercisable pursuant to clause (ii) above) for a period of 30 days following termination of Executive's employment and provided further, that if the Executive's employment is terminated on account of his death or Disability, the Option shall remain exercisable (to the extent it has become exercisable pursuant to clause (ii) above) for a period of six months following such termination of employment.

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          7.   Salary and Annual Incentive Compensation.
               ----------------------------------------

          (a) Base Salary. The Executive's base salary hereunder shall be $270,000 a year, payable monthly. The Company Board shall review such base salary at least annually and make such adjustment from time to time as it may deem advisable, but the base salary shall not at any time be less than $270,000 a year.

          (b) Annual Incentive compensation. The Executive shall be eligible to receive annual incentive compensation pursuant to the Company's Management Incentive Compensation Program (the "MICP") to the extent such program is in effect during the relevant year and as determined in accordance with the terms and conditions of the MICP. The Executive's MICP target for 1994 shall be 35%.

          8. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers.

          9. Business Expenses. The Executive will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedures.

          10. Employee Benefits. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements, including without limitation the Company's Executive Deferred Compensation Plan, if any, and the LTIP, (collectively, the "Employee Benefits") that are available to the senior executive officers of the Company; provided, however, that the Executive shall not be eligible to participate in the LTIP until January 1, 1995. During the Term and for a period of one year after the termination of this Agreement, the Company will pay the cost of financial and tax planning services, up to a maximum of $4,000 per year, for the Executive. Such services shall be furnished by a provider selected by the Executive with the approval of the Company. The

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Executive shall be entitled to benefits for relocation in accordance with the terms of the National Steel Corporation Salary Exempt Relocation Policy, effective January 1, 1994, for any initial relocation prior to June 1, 1996 while employed by the Company. The Executive shall further be entitled to a lump sum payment of $10,000 for anticipated commuting expenses during the first year of employment by the Company.


          11.  Termination of Employment.
               -------------------------

               (a)  General.  The Executive's employment hereunder may be
                    -------
terminated only under the following circumstances.

               (b)  Death or Disability.
                    -------------------

                    (i) The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

                    (ii) If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company for any three (3) months (whether or not consecutive) during any twelve (12) month period, the Company may terminate the Executive's employment hereunder for "Disability."

          (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean (i) the failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies the manner in which the Company believes that the Executive has not performed such duties, (ii) the engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to (a) conduct described in Section 15, and (b) conduct that is injurious to the Company's reputation or standing in the community) or (iii) the conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, a felony.

          (d) Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder (A) for Good Reason or (B) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company.

          (e) Voluntary Resignation. Should the Executive wish to resign from his position with the Company or terminate his employment for other than Good Reason during the Term, the Executive shall give sixty (60) days written notice to the Company, setting forth the reasons and specifying the date as of which his resignation is to become effective.

          (f) Termination by Company without Cause. Should the Company wish to terminate Executive's employment with the Company without Cause during the Term, the Company shall give written notice to the Executive in accordance with Subsection (g) hereof, specifying the date as of which such termination is to become effective.

          (g) Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 18. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (h) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, the date Notice of Termination is given, (iii) if the Executive's employment is terminated pursuant to Subsection (c), (d), (e) or (f) hereof or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which date shall not be less than thirty (30) days (sixty
(60) days in the case of a termination under Subsection (e) hereof) from the date such Notice of Termination is given).

          12.  Compensation During Disability, Death or Upon Termination.
               ---------------------------------------------------------

          (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 11(b)(ii) hereof, provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

          (b) If the Executive's employment is terminated by his death or Disability, the Company shall pay any amounts due to the Executive under Section 7 through the Date of Termination.

          (c) If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

          (d) If (A) the Company shall terminate the Executive's employment without Cause, or (B) the Executive shall terminate his employment for Good Reason, then

                    (i) the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due; and

               (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive: (A) in a single lump sum payment within 10 business days of the Date of Termination, an amount equal to two times the Executive's annual salary as in effect as of the Date of Termination; and (B) at the time such awards are otherwise payable to other Company executives, the pro rata portion of the bonus for the year in which the Date of Termination occurs calculated in accordance with the terms of the MICP as in effect, if at all, during the year in which the Date of Termination occurs, and based on the number of months and partial months that the Executive had been employed during such year.

          (e) If the Executive shall terminate his employment under clause (B) of subsection 11(d) hereof, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

          (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 12 by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Section 12 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

          (g) The Executive hereby waives, and releases the Company, its affiliates, directors, officers and employees, from, any and all past, present or future claims, damages, liabilities, demands and causes of action of every nature, kind and character whatsoever, known and unknown (herein collectively called "Claims"), including, but not limited to, any age discrimination or other discrimination Claims or breach of contract Claims, which he has or may have against the Company and/or its parent corporations, shareholders, subsidiaries and affiliates and all and each of their officers, directors, employees, agents and representatives, based on or existing out of, or in any way in connection with, any facts, events, circumstances or occurrences which have occurred or exist up to and including the date of the signing of this Agreement or which will occur in the course of the lawful and proper performance of this Agreement, including the present or future effects of such facts, events, circumstances or occurrences. The Executive agrees that in the event the Company commits a breach or breaches of this Agreement, the Executive's sole and exclusive remedy shall be, and the Company's liability shall be limited to damages equal to the payments and benefits to be provided by the Company hereunder and to the Executive's cost of litigation, if any, to enforce his rights hereunder, including reasonable attorney's fees, if the Executive is successful.

          13.  Representations.
               ---------------

          (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against them in accordance with its terms.

          (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement. The Executive represents and warrants that he has not breached any duty of confidentiality owed to any previous employer. The Executive represents and warrants that he has not brought with him to the Company any documents, written information, records, data, computer information and material, tapes, film, and other material of any kind incorporating any confidential information of a previous employer.

          14.  Successors; Binding Agreement.
               -----------------------------

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (b) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

          15. Confidentiality and Non-Solicitation of Company's Employees. The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, "Confidential Information" of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company or any of its affiliates, which information is not generally known to the public or in the businesses in which the Company or any of its affiliates are engaged or which information relates to specific investment opportunities within the scope of the business of the Company or any of its affiliates which were considered by the Executive, the Company, or any of the Company's affiliates during the term of this Agreement. All documents, written information, records, data, computer information and material, tapes, film, and other material of any kind incorporating Confidential Information of the type described above, including but not limited to memoranda, notes, sketches, records, reports, manuals, business plans and notebooks in the Executive's possession or under his control during the term of his employment by the Company shall be the exclusive property of the Company and shall be delivered by him to the Company upon termination of his employment by the Company. During the Term and for a period of two years following the termination of the Executive's employment, the Executive shall not induce any employee of the Company or its subsidiaries to terminate his or her employment by the Company or its subsidiaries in order to obtain employment by any person, firm or corporation affiliated with the Executive. In the event of a breach or threatened breach of this Section 15, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

          16. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto including, but not limited to, the Prior Agreement. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

          17. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by an officer of the Company specifically authorized by the Company Board to sign such an amendment. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

          18. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:


          To Executive at:



          To the Company at:  4100 Edison Lakes Parkway
                              Mishawaka, Indiana 46545
                              Attn: General Counsel



          Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

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

          19. Legal Fees. Company shall bear, or reimburse Executive for, all reasonable legal fees and costs incurred by Executive in connection with entering into this agreement, up to a maximum of $1,000.

          20. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

          21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          22. Governing Law; Attorney's Fees. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana, without regard to its conflicts of laws principles. The prevailing party in any dispute arising out of this Agreement shall be entitled to be paid its reasonable attorney's fees incurred in connection with such dispute from the other party to such dispute.

          23. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

          24. Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

          25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      NATIONAL STEEL CORPORATION


                                         /s/ Osamu Sawaragi
                                      By:_________________________
                                         Name: Osamu Sawaragi
                                         Title: Chairman of the Board


                                      /s/ Robert M. Greer
                                      _____________________________
                                      Executive

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